Exhibit (d)(5)
EXPENSE LIMITATION AGREEMENT
AGREEMENT made as of the 9th day of January, 2008 by and between STI Classic Funds (the “Trust”), a Massachusetts business trust, Trusco Capital Management Inc. (the “Adviser”) and Alpha Equity Management, LLC (the “Subadviser”).
The Adviser and Subadviser hereby agree to waive their fees and the Adviser agrees to reimburse expenses to the extent necessary to limit total operating expenses (excluding taxes, brokerage commissions, substitute dividend expenses on securities sold short, extraordinary expenses and estimated indirect expenses attributable to investments in other funds, such as ETFs) for the series of the Trust (the “Funds”) set forth on Schedule A to the levels set forth on Schedule A until August 1, 2009. The total advisory fees waived shall be borne 40% by the Adviser and 60% by the Subadviser.
If at any point before August 1, 2011, it becomes unnecessary for the Adviser or Subadviser to waive fees or to make reimbursements for a particular Fund, the Adviser and Subadviser may retain the difference between the Total Annual Fund Operating Expenses of that Fund and the applicable expense cap to recapture any of their prior reimbursements.
The Trust acknowledges that the Adviser and Subadviser may engage in brokerage transactions using Fund assets with brokers who agree to pay a portion of the Fund’s expenses, and that the Adviser’s and Subadviser’s guarantee of Fund expense ratios takes into account these expenses-limiting arrangements.
IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed as of the day and year first written above.

STI CLASSIC FUNDS	TRUSCO CAPITAL MANAGEMENT INC.

By: /s/ Julia Short	By: /s/ David H. Eidson

ALPHA EQUITY MANAGEMENT, LLC

By: /s/ Kevin Means

Exhibit (d)(5)
EXPENSE LIMITATION AGREEMENT
SCHEDULE A

	SHARE	EXPENSE
FUND	CLASS	LIMITATION
International Equity 130/30 Fund	I	1.55%
	A	1.90%
	C	2.55%

Real Estate 130/30 Fund	I	1.45%
	A	1.80%
	C	2.45%

U.S. Equity 130/30 Fund	I	1.30%
	A	1.65%
	C	2.30%